SCHEDULE 14A
                         (RULE 14A-101)
             INFORMATION REQUIRED IN PROXY STATEMENT

                    SCHEDULE 14A INFORMATION
   PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
              EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant    [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(c) (2)
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                           CADIZ INC.
        (Name of Registrant as Specified in Its Charter)

         				N/A
	------------------------------------------------------
Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

          --------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

          --------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          --------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          --------------------------------------------------------

     (5)  Total fee paid:

          --------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

     ---------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ------------------------------------------------------------

     (3)  Filing Party:

          ------------------------------------------------------------

     (4)  Date Filed:

          ------------------------------------------------------------



                    ****************************


                           CADIZ INC.
                       -------------------

            NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                  TO BE HELD ON AUGUST 21 , 2003


To our Stockholders:

     A Special Meeting of Stockholders of Cadiz Inc., a Delaware corporation, will be held at the law offices of Miller & Holguin, located at 1801 Century Park East, Seventh Floor, Los Angeles,
California, on Thursday, August 21 , 2003, at 10:30 a.m., local time, and any adjournments thereof, to consider and act upon the following matters:

(1) Approval of an amendment to our Certificate of Incorporation to effect a reverse stock split of not less than 1 for 10 and not more than 1 for 50 and to authorize the Board of Directors to determine which, if any, of these reverse stock splits to effect.

(2) The transaction of such other business as may properly come before the meeting and any adjournments thereof.

     The accompanying proxy statement contains a more complete description of these proposals.

     Only stockholders of record at the close of business on July 14 , 2003 are entitled to notice of and to vote at the meeting. In order to constitute a quorum for the conduct of business at the meeting, holders of a majority of all outstanding voting shares of our common stock and preferred stock must be present in person or be represented by proxy.

     Whether or not you expect to attend the meeting in person, please either vote your shares by phone (detailed instructions are included on the proxy card) or date, sign and mail the enclosed proxy in the postage paid return envelope provided as promptly as possible. The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

                              By Order of the Board of Directors

                              /s/ Jennifer Hankes Painter
                              -----------------------------------
                              Jennifer Hankes Painter
                              Secretary

Los Angeles, California
July 22 , 2003


                           CADIZ INC.
               777 S. Figueroa Street, Suite 4250
                 Los Angeles, California  90017

                         PROXY STATEMENT
                               For
                 SPECIAL MEETING OF STOCKHOLDERS
                  TO BE HELD ON AUGUST 21 , 2003


            INFORMATION ABOUT SOLICITATION AND VOTING


     The Board of Directors of Cadiz Inc. is soliciting proxies to be voted at the special meeting of our stockholders to be held on Thursday, August 21 , 2003, at the time and place and for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. This proxy statement contains information that may help you decide how to vote. These proxy materials were mailed on or about July 22 , 2003 to all stockholders of record.

     Please read this proxy statement carefully. You can obtain more information about Cadiz from press releases available on our website at www.cadizinc.com and the annual, quarterly and periodic reports and other public documents we have filed with the SEC. Cadiz has not filed its annual or quarterly reports since the filing of a Form 10Q for the third quarter of 2002.

RECORD DATE, VOTING SECURITIES AND QUORUM

     The Board of Directors has fixed the close of business on July 14 , 2003 as the record date for determination of stockholders entitled to notice of, and to vote at, the meeting.

     On the record date, 57,016,939 shares of our common stock were outstanding and 12,500 shares of our convertible preferred stock were outstanding. Holders of common stock are entitled to one vote per share. Holders of preferred stock are entitled to that number of votes equal to the number of shares of common stock issuable upon conversion of the preferred stock at the time the shares are voted, which is approximately 318.47 votes for each share of preferred stock. Only stockholders of record at the close of business on the record date will be entitled to vote.

     The proposal to approve a reverse stock split requires the affirmative vote of holders of a majority of all voting shares outstanding on the record date for the meeting. If you do not vote, or if you vote to abstain, you will in effect be voting against the proposal. If you complete, sign, and date the enclosed proxy and return it before the meeting, the persons named will vote your shares as you specify in the proxy. If you sign, date, and return your proxy but do not indicate how you wish your shares voted, they will be voted for the proposal. If you do not return a signed proxy, or submit your vote by phone, then your shares will not be voted unless you attend the meeting and vote in person.

     To have a quorum, holders of a majority of all shares of voting stock outstanding on the record date must be present at the meeting, either in person or by proxy. Abstentions and "broker non-votes" - shares held by brokerage firms for their clients as to which the firms have not received voting instructions from their clients and therefore do not have the authority to vote - will be counted for purposes of determining a quorum, but will have the same effect as a vote against the proposal to approve a reverse stock split.

REVOCABILITY OF PROXIES

     You may revoke a proxy any time before the voting begins in any of the following ways:

     *  By giving written notice to our corporate secretary;

     *  By signing and delivering a later dated proxy; or

     *  By attending and voting in person at the meeting.

COST OF SOLICITATION

     We are paying the expenses of this solicitation. If requested, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, our directors, officers, and employees may solicit proxies, without extra compensation, in person or by telephone, fax, e-mail, or similar means.

               BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth the beneficial ownership of Cadiz voting securities , as of the record date for the special meeting unless otherwise stated , including our class of common stock and our class of preferred stock, by each stockholder who we know to own beneficially more than five percent of each class, and by each director, each named executive officer and all directors and executive officers as a group. All persons named have sole voting power and investment power over their shares except as otherwise noted.

                      CLASS OF COMMON STOCK

                                AMOUNT AND NATURE OF   PERCENT
 NAME AND ADDRESS               BENEFICIAL OWNERSHIP   OF CLASS
 ----------------               --------------------   --------

 Fidelity International         5,070,167(1)           8.89%
 Limited, et al.
 Pembroke Hall
 42 Crow Lane
 Hamilton, Bermuda


 OZ Management, L.L.C.          4,445,892(2)           7.80%
 OZF Management, L.P.
 9 West 57th Street,
 39th Floor
 New York, NY  10019

Jupiter Asset Management Ltd.   3,810,937(3)           6.68%
 1 Grosvernor Place
 London, SW1X 7JJ
 England


ING Groep N.V.                    3,736,864(4)           6.55%
 ING Capital LLC
 1325 Avenue of the Americas
 New York, NY  10019

 Keith Brackpool                   1,674,464(5)           2.94%
 c/o 777 S. Figueroa St.,
 Suite 4250
 Los Angeles, CA  90017

 Timothy J. Shaheen                  324,673(6)           *
 c/o 777 S. Figueroa St.,
 Suite 4250
 Los Angeles, CA  90017

 Dwight Makins                       272,882(7)           *
 c/o 777 S. Figueroa St.,
 Suite 4250
 Los Angeles, CA  90017

 Anthony L. Coelho                    62,250(8)           *
 c/o 777 S. Figueroa St.,
 Suite 4250
 Los Angeles, CA  90017

 Murray Hutchison                     62,250(9)           *
 c/o 777 S. Figueroa St.,
 Suite 4250
 Los Angeles, CA  90017


All directors and officers as   2,396,519(5)(6)(7)     4.20%
 a group                           (8)(9)
 (five individuals)

-----------------------------------------------------------------

 * Represents less than one percent of the outstanding shares of common stock of Cadiz as of July 14 , 2003.

                   CLASS OF PREFERRED STOCK

                                AMOUNT AND NATURE OF   PERCENT
 NAME AND ADDRESS               BENEFICIAL OWNERSHIP   OF CLASS
 ----------------               --------------------   --------

 OZ Management, L.L.C.          12,500(10)       100%
 OZF Management, L.P.
 9 West 57th Street,
 39th Floor
 New York, NY  10019

 All directors and officers as      -0-                 0%
 a group
 ( five individuals)

------------------------------

(1) Based upon a Schedule 13F-G/A filed with the SEC on February 13, 2003, information obtained from Fidelity International Limited and Cadiz corporate records, FMR Corp., on behalf of its direct and indirect subsidiary FMR Co. and Fidelity International Limited, on behalf of its direct and indirect subsidiaries (together "Fidelity"), as investment adviser to a number of non-.U.S. investment companies or investment trusts and certain institutional investors, beneficially owns 5,070,167 shares of common stock of Cadiz and has sole voting and dispositive power as to the shares. The principal office of Fidelity is located at 82 Devonshire Street, Boston, Massachusetts.

(2) Based upon Cadiz corporate records, OZ Management, L.L.C.
    beneficially owns 3,411,312 shares of common stock, including 3,025,478 shares underlying convertible preferred stock and 385,834 shares underlying presently exercisable warrants with sole voting and dispositive power as to all such shares. OZF Management, L.P. beneficially owns
    1,034,580 shares of common stock, including 955,414
    shares underlying convertible preferred stock and 79,166 shares underlying presently convertible warrants, with sole voting and dispositive power as to all such shares. The principal office of both entities is located at 9 West 57th Street, 39th Floor, New York, NY 10019.

(3) Based on a Schedule 13G/A filed with the SEC on January 29, 2003, Jupiter Asset Management Limited provides investment advisory and management services and holds these securities in such accounts for the economic benefit of the beneficiaries of those accounts. Of the total shares held, Jupiter Asset Management Limited has sole voting and dispositive power over 3,566,937 shares of common stock and shared voting and dispositive power over 244,000 shares of common stock. The Schedule 13G states that it should not be construed as an admission that Jupiter Asset Management Limited is a beneficial owner of any securities covered by the statement.

(4) Based upon a Schedule 13D filed with the SEC on February 14, 2003 and Cadiz corporate records, ING Groep N.V. and its indirectly owned subsidiary, ING Capital LLC, beneficially own 3,736,864 shares, of which 2,350,000 shares underlie immediately exercisable warrants and 1,250,000 shares are issuable upon conversion of indebtedness of Cadiz (all held by ING Capital LLC). The Schedule 13D stated that ING Groep does not directly hold any Cadiz shares. The principal offices of the ING entities are located at 1325 Avenue of the Americas, New York, New York.

(5) Includes 500,000 shares underlying presently exercisable options, 50,000 shares owned by a foundation of which Mr. Brackpool is a trustee, but in which Mr. Brackpool has no economic interest and 50,000 shares owned by his
    spouse.   Mr. Brackpool disclaims any beneficial
    ownership of the 50,000 shares owned by the foundation and the 50,000 shares owned by his spouse. Does not include 15,385 deferred stock units that are not yet vested.

(6) Includes 75,000 shares underlying presently exercisable
    options.   Does not include 7,692 deferred stock
    units that are not yet vested.

(7) Includes 37,250 shares underlying presently exercisable options.

(8) Includes 62,250 shares underlying presently exercisable options.

(9) Includes 37,250 shares underlying presently exercisable options.

(10) OZ Management, L.L.C. beneficially owns 4,500 shares of Series D preferred stock, 2,500 shares of Series E-1 preferred stock, and 2,500 shares of Series E-2 preferred stock, with sole voting and dispositive power as to all such shares. OZF Management,L.P. beneficially owns 500 shares of Series D preferred stock, 1,250 shares of Series E-1 preferred stock, and 1,250 shares of Series E-2 preferred stock, with sole voting and dispositive power as to all such shares.

       PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
             TO EFFECT REVERSE SPLIT OF COMMON STOCK

INTRODUCTION

     The Board of Directors has determined that it is in the best interests of Cadiz and its stockholders to approve an amendment to Article FOURTH of our Certificate of Incorporation to effect a reverse stock split of the outstanding common stock of not less than 1 for 10 and not more than 1 for 50 , with the Board of Directors having the authority to determine which, if any, of these reverse stock splits to effect. The Board of Directors approved the reverse stock split primarily as a means of facilitating an increase in the share price of our common stock in order to meet applicable Nasdaq listing requirements. Our common stock is not currently listed on Nasdaq, and a minimum bid price of $4.00 per share is required for an initial listing on The Nasdaq SmallCap Market. The minimum bid price is measured by the closing bid for the common stock.

     In addition, the reverse stock split will provide Cadiz with increased flexibility to use common stock, as the need arises, for possible future financing transactions or for other general corporate purposes. Cadiz' Certificate of Incorporation provides that the authorized capital of Cadiz is 70,000,000 shares of common stock, par value $0.01 per share. As of July 14, 2003, we had 57,016,939 shares of common stock outstanding. As of such date, we have also reserved an additional 1,507,097 shares for the exercise of currently outstanding stock options and the issuance of deferred stock units under Cadiz' 1996 Stock Option Plan, 1998 Stock Option Plan and 2000 Stock Award Plan, an additional 3,315,000 shares for exercise of outstanding stock warrants, an additional 3,250,000 for conversion of outstanding convertible debt, and an additional 3,980,892 shares for conversion of outstanding convertible preferred stock. Based on the above, only 930,072 shares remain available for issuance by us for other corporate purposes. We currently have no specific arrangements, understandings or agreements to issue any additional shares of common stock beyond this amount. However, in the normal course of business, we continually evaluate alternative proposals concerning common stock issuances, and the proposed reverse stock split will effectively increase the number of shares of common stock available for issuance by Cadiz.

     The proposed reverse stock split will reduce the number of issued and outstanding shares of our common stock as described below in "Implementation and Effects of Reverse Stock Split". However, the proposed reverse stock split will not change the number of authorized shares of common stock or preferred stock, the number of treasury shares held by Cadiz, or the par value of our common stock or preferred stock.

     The text of the proposed amendment will be substantially in the form attached to this proxy statement as Annex A.

NASDAQ LISTING

     Effective March 27, 2003, our common stock was delisted from trading on The Nasdaq National Market for failure to comply with the maintenance standards for continued listing on Nasdaq. Following delisting, our common stock traded on the OTC Bulletin Board until May 23, 2003, at which time the common stock was removed from Bulletin Board trading due to our failure to remain current with the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, sometimes referred to as the Exchange Act. As a result, our common stock is currently traded on a limited basis on the OTC U.S. Market, often referred to as the "Pink Sheets".

     The Board of Directors of Cadiz has determined that it is in the best interests of Cadiz and its stockholders that we seek to regain a Nasdaq listing as soon as we are eligible to do so. Because the initial and continued listing standards for The Nasdaq SmallCap Market are less rigorous than the listing standards for The Nasdaq National Market, the Board of Directors believes that Cadiz will first become eligible for listing on The Nasdaq SmallCap Market. In order to obtain a listing on The Nasdaq SmallCap Market, we must demonstrate, among other requirements, a common stock bid price of at least $4.00 per share. We do not currently satisfy this requirement. The closing price per share of our common stock has been under $4.00 since September 25, 2002 and under $1.00 since November 18, 2002. The closing price per share was $0.11 on the record date for the special meeting.

     After consideration, the Board of Directors has determined that the likelihood of Cadiz meeting the Nasdaq SmallCap Market's initial listing requirement of $4.00 per share will be substantially enhanced by amending our Certificate of Incorporation to effect a reverse stock split of our common stock. Such an amendment would require the approval of a majority of the shares of our outstanding voting stock, which is why the Board of Directors has called the special meeting.

RANGE OF REVERSE STOCK SPLITS

     Because it is difficult to predict market conditions at the time the reverse stock split may be effected, we do not know the appropriate reverse stock split ratio that may be necessary to accomplish our goals related to the reverse stock split. Therefore, we believe it would be in the best interests of the stockholders if the Board of Directors had the flexibility to determine the appropriate reverse stock split ratio immediately prior to effecting the reverse stock split. In making this determination, the Board of Directors may consider various factors, including prevailing market conditions , the trading prices of our common stock on the Pink Sheets, and the steps we would need to take to achieve compliance with the minimum bid price requirement and other listing regulations of Nasdaq (see "Nasdaq Listing" and "Risks Associated with the Reverse Stock Split"). A significant factor for consideration will be the trading price of our common stock on the days leading up to the date of the reverse stock split. Based on the price of our common stock at that time, the Board of Directors would select the authorized stock split that it believes is sufficient to increase our trading price to satisfy the initial listing requirements of The Nasdaq SmallCap Market of $4.00 per share. However, the Board of Directors may also, in its discretion, select an authorized stock split which will result initially in a closing bid stock price below $4.00, if the Board believes there to be a reasonable possibility of a subsequent increase in the trading price sufficient to reach the $4.00 listing minimum.

     Accordingly, the Board is asking that the stockholders approve a range of reverse stock splits of not less than 1 for 10 and not more than 1 for 50 and authorize the Board of Directors to determine which of the reverse stock splits, if any, in the specified range to implement. A vote in favor of this proposal will be a vote for approval of each of the reverse stock split ratios in the specified range, and for the granting of authority to the Board of Directors to effectuate one of the reverse stock splits as the Board of Directors deems advisable at the time the reverse stock split is to be effected. Stockholder approval of this proposal also gives the Board of Directors the discretion to abandon the reverse stock split if it deems it to be in the best interests of Cadiz.

RISKS ASSOCIATED WITH THE REVERSE STOCK SPLIT

     We cannot predict whether the reverse stock split will increase the market price for our common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

  * the market price per new share of our common stock after the reverse stock split, or "New Shares", will rise in proportion to the reduction in the number of old shares of our common stock outstanding before the reverse stock split, or "Old Shares"; or

  * the market price per New Share will either exceed or remain in excess of the minimum bid price as required by Nasdaq or that we will otherwise meet the requirements of Nasdaq for an initial listing for trading on Nasdaq.

     The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the reduced number of shares that would be outstanding after the reverse stock split will likely significantly reduce the trading volume of our common stock and could otherwise adversely affect the liquidity of our common stock.

     It is also important to note that even if we are able to meet the minimum bid price requirement after the reverse stock split, we will still need to meet the other standards applicable to Cadiz required for an initial listing on Nasdaq including:

  * either (a) stockholders' equity of $5 million, (b) a market capitalization of $50 million or (c) net income of $750,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years;

  *  at least 1,000,000 shares publicly held;

  * a $5 million market value of shares not held directly or indirectly by any officer or director of Cadiz, or by any person who is the beneficial owner of more than 10% of the total shares outstanding;

  *  at least 300 stockholders each holding 100 or more shares;

  *  at least three registered and active market makers; and

  *  compliance with mandated corporate governance requirements.

     If we fail to meet any of these requirements for initial listing on The Nasdaq SmallCap Market, even if we meet the minimum bid price requirement subsequent to the approval of this reverse stock split proposal, Cadiz may still not qualify for initial listing. In addition, even if we qualify for initial listing under all of these requirements, we will still not be eligible for Nasdaq listing until we become current with our SEC filings and regain compliance with the periodic reporting requirements of the Exchange Act. Further, even if we obtain an initial listing on The Nasdaq SmallCap Market, we will be required to continue to meet standards in order to maintain our listing, including:

  * either (a) stockholders' equity of $2.5 million or (b) a market capitalization of $35 million or (c) net income of $500,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years;

  *  at least 500,000 shares publicly held;

  * a $1 million market value of shares not held directly or indirectly by any officer or director of Cadiz, or by any person who is the beneficial owner of more than 10% of the total shares outstanding;

  *  at least 300 stockholders each holding 100 or more shares;

  *  at least two registered and active market makers; and

  *  compliance with mandated corporate governance requirements.

IMPLEMENTATION AND EFFECTS OF THE REVERSE STOCK SPLIT

     GENERAL. The Board of Directors will be authorized to effect a reverse stock split and to select the reverse stock split ratio, from within the approved range, as deemed appropriate by the Board of Directors considering market and other relevant conditions and the trading price of our common stock at that time. Depending on the reverse stock split ratio selected by the Board of Directors, at the time the reverse stock split is effected, every 10 to 50 shares of the common stock outstanding will automatically be combined and converted into one share of common stock. For example, if the Board of Directors selected a 1 for 10 reverse stock split, every 10 shares of the common stock outstanding will be combined and converted into one share of common stock.

     The reverse stock split will become effective upon the filing of an amendment to our Certificate of Incorporation with the Secretary of State of Delaware, referred to as the "effective time". Beginning at the effective time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

     The reverse stock split will not affect the number of shares of common stock that the Board of Directors is authorized to issue pursuant to our Certificate of Incorporation. However, it will have the effect of increasing the number of shares of common stock available for future issuance because of the reduction in the number of shares that will be outstanding after giving effect to the reverse stock split.

     The following table reflects for various reverse stock split ratios the approximate number of shares of common stock that will be outstanding and available for issuance following the reverse stock split. The approximate number of shares outstanding after giving effect to the reverse stock split is based on 57,016,939 shares of common stock outstanding as of July 14 , 2003. The approximate number of shares that would be available for issuance following the reverse stock split is based on 70,000,000 shares of common stock authorized for issuance under our Certificate of Incorporation as of July 14 , 2003.


  PROPOSED REVERSE     SHARES OUTSTANDING     AUTHORIZED SHARES
 STOCK SPLIT RATIO        AFTER GIVING          AVAILABLE FOR
                         EFFECT TO THE            ISSUANCE
                            REVERSE
                          STOCK SPLIT
 -----------------     ------------------     -----------------

   1 for 10             5,701,693              64,298,307
      1 for 20             2,850,846              67,149,154
      1 for 30             1,900,564              68,099,436
      1 for 40             1,425,423              68,574,577
      1 for 50             1,140,338              68,859,662

     The reverse stock split would also have the following effects:

  * all outstanding options and warrants entitling the holders thereof to purchase shares of our common stock will enable such holders to purchase, upon exercise of their options or warrants, a fraction (for instance, in the case of a 1 for 10 reverse stock split, 1/10th ) of the number of shares of our common stock that such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the reverse stock split at an exercise price equal to some multiple (for instance, in the case of a 1 for 10 reverse stock split, 10 ) times the exercise price specified before the reverse stock split, resulting in approximately the same aggregate price being required to be paid upon exercise thereof immediately preceding the reverse stock split;

  * the number of shares reserved for issuance under our existing stock option plans and employee stock purchase plans will be reduced by a fraction (for instance, in the case of a 1 for 10 reverse stock split, 1/10th ) of the number of shares currently included in such plans;

  * the conversion ratio of our preferred stock will be adjusted so that holders will be entitled to receive that number of shares of common stock which the holders would have owned immediately after the reverse stock split if the shares of preferred stock had been converted immediately before the reverse stock split; and

  * the number of rights associated with each share of our common stock under our Stockholder Rights Plan will be increased in proportion to the decrease in the number of shares of common stock outstanding as a result of the reverse stock split.

     The reverse stock split will be effected simultaneously, and the exchange number will be the same, for all of our outstanding common stock. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in Cadiz, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer than the number of shares to be converted into one share as a result of the reverse stock split. This, however, is not the purpose for which we are effecting the reverse stock split. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Exchange Act of 1934, as amended, sometimes referred to as the Exchange Act.

     Upon stockholder approval, the Board of Directors will be authorized, but not required, to proceed with the reverse stock split. The Board of Directors may delay its decision to execute the reverse stock split indefinitely.

     FRACTIONAL SHARES. No certificates for fractional shares will be issued in connection with the reverse stock split.
Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by the number of shares to be converted into one share as a result of the reverse stock split will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the high and low sales prices (as adjusted to reflect the reverse stock split) of our common stock, as last reported on the Pink Sheets immediately prior to the effective time. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payments as described herein.

     The funds required to purchase the fractional share interests are available and will be paid from our current cash reserves. Our stockholder list shows that some of the outstanding common stock is registered in the names of clearing agencies and broker nominees. Since we do not know the numbers of shares held by each beneficial owner for whom the clearing agencies and broker nominees are record holders, we cannot predict with certainty the number of fractional shares that will result from the reverse split or the total amount we will be required to pay for fractional share interests. However, we expect the amount will not be material.

     You will not have to pay any service charges in connection with the exchange of your certificates or the payment of cash in lieu of fractional shares.

     You should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Cadiz is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to obtain them directly from the state to which they were paid.

     ACCOUNTING MATTERS. The reverse stock split will not affect the par value of our common stock. As a result, as of the effective time, the stated capital on our balance sheet attributable to our common stock will be reduced by a fraction (for instance, in the case of a 1 for 10 reverse stock split, 1/10 ) of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

     POTENTIAL ANTI-TAKEOVER EFFECT. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of Cadiz with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate our shares of common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board of Directors and stockholders. Other than the proposals in this proxy statement, our Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change control of Cadiz.

EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the effective time, stockholders will be notified that the reverse stock split has been effected. We expect that our transfer agent, Continental Stock Transfer & Trust Company will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in the letter of transmittal that will be sent to you. No new certificates will be issued to any stockholder until that stockholder has surrendered its outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any Old Shares submitted for transfer, whether pursuant to a sale, other dispositions or otherwise, will automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

BOARD OF DIRECTORS' DISCRETION

     Even if the stockholders approve the reverse stock split, Cadiz reserves the right not to effect the reverse stock split if in the Board of Directors' opinion it would not be in the best interests of Cadiz and its stockholders to effect such a reverse stock split.

NO DISSENTERS' RIGHTS

     Under Delaware law, our stockholders are not entitled to dissenters' rights with respect to the reverse stock split, and we will not independently provide stockholders with any such rights.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

     The following summary of material federal income tax consequences of the reverse stock split does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, this summary does not address any state, local or foreign income or other tax consequences.
For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which such stockholder resides.
Also, this summary does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The summary is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as "capital assets" , as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment).
The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with his or her own tax adviser with respect to the tax consequences of the reverse stock split.

     Other than with respect to any cash received instead of a fractional share of Cadiz common stock, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis of the New Shares received in the reverse stock split will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefore, reduced by the basis attributable to any fractional share for which cash is received. In general, a stockholder who receives cash instead of a fractional share of Cadiz common stock as a result of the reverse stock split will be treated as if such fractional share was received and then redeemed by Cadiz. The stockholder will recognize capital gain or loss based on the difference between the adjusted basis in the fractional share redeemed and the amount of cash received. The federal income tax liability, if any, generated by the receipt of cash in lieu of a fractional share should not be material in amount in view of the low value of the fractional share. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the reverse stock split.

     Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax adviser with respect to all of the potential tax consequences of the reverse stock split.

REQUIRED VOTE AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of all outstanding voting shares of Cadiz entitled to vote at the special meeting is required for approval of the reverse stock split and the amendment to our Certificate of Incorporation. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

     The Board of Directors unanimously recommends a vote "FOR" approval of the reverse stock split proposal and the amendment to our Certificate of Incorporation.

                          OTHER MATTERS

     We do not intend to bring any matters before the special meeting other than approval of the reverse split amendment to our certificate of incorporation, and we know of no other matters to be brought before the meeting by others. If any other matters properly come before the special meeting, the persons named in the accompanying proxy will have authority to vote on them in their discretion.

                      STOCKHOLDER PROPOSALS

     In accordance with SEC rules governing stockholder proposals, any stockholder wishing to present a resolution to be included in the proxy materials for our 2003 annual meeting of stockholders must deliver the resolution to our principal executive offices a reasonable time before we begin to print and mail our proxy materials.

                                By Order of the Board of Directors

Los Angeles, California
July 22, 2003

				Page 10


                             ANNEX A


                    CERTIFICATE OF AMENDMENT
                             OF THE
                  CERTIFICATE OF INCORPORATION
                               OF
                           CADIZ INC.

            Adopted in accordance with the provisions
          of Section 242 of the General Corporation Law
                    of the State of Delaware

     Cadiz Inc. (the "Corporation"), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), by its duly authorized officers, hereby certifies as follows:

     FIRST: That the Board of Directors of the Corporation has duly adopted a resolution authorizing the Corporation to reclassify and change each _______ outstanding shares of the Corporation's Common Stock, par value one cent ($0.01) per share, into one (1) share of Common Stock, par value one cent ($0.01) per share.

     SECOND: That, pursuant to authorization by the affirmative vote, in accordance with the provisions of the DGCL, of the holders of a majority of the outstanding voting shares of Common Stock and Preferred Stock of the Corporation entitled to vote thereon at a special meeting of stockholders of the Corporation held on August 21 , 2003, the Certificate of Incorporation of the Corporation be amended by adding a new paragraph to Article FOURTH to read as follows:

          "C. Each ______ shares of the Common Stock, par value one cent ($0.01) per share, of the Corporation issued and outstanding or held in treasury as of 12:01 a.m. Los Angeles time on __________, 2003 (the "Effective Time") shall be reclassified as and changed into one (1) share of Common Stock, par value one cent ($0.01) per share, of the Corporation, without any action by the holders thereof.
     Each stockholder who, immediately prior to the Effective Time, owns a number of shares of Common Stock which is not evenly divisible by ______ shall, with respect to such fractional interest, be entitled to receive from the Corporation cash in an amount equal to such fractional interest multiplied by the average of the high and low sales prices (as adjusted to reflect the reverse stock split) of the Common Stock as last reported in the OTC U.S. Market immediately prior to the Effective Time."

     THIRD: That the amendment to the Corporation's Certificate of Incorporation set forth herein has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed on its behalf by Keith Brackpool, its Chairman and Chief Executive Officer, on this __ day of ________,
2003.


                              By:
                                 ------------------------------
                                  Keith Brackpool
                                  Chief Executive Officer

ATTEST:

By:
   -----------------------------
    Jennifer Hankes Painter
    Secretary

				Page 11


			*************************

                         CADIZ INC.
 777 S. Figueroa Street, Suite 4250, Los Angeles, California
                            90017

 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF CADIZ
                             INC.

The undersigned, as owner of shares of common stock or preferred stock of Cadiz Inc., a Delaware corporation, hereby acknowledges receipt of the proxy statement and the notice of the special meeting of stockholders to be held on August 21, 2003 at 10:30 a.m. local time, at the law offices of Miller & Holguin located at 1801 Century Park East, 7th Floor, Los Angeles, California, and hereby further revokes all previous proxies and appoints Keith Brackpool and/or Jennifer Hankes Painter as proxy of the undersigned at said meeting and any adjournments thereof with the same effect as if the undersigned were present and voting the shares.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS YOU
HAVE INDICATED ON THE REVERSE SIDE. IF NO INDICATION HAS
BEEN MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE
VOTED FOR THE PROPOSAL TO EFFECT A REVERSE STOCK SPLIT AND
IN FAVOR OF SUCH PROPOSALS AND AS SAID PROXY DEEMS ADVISABLE
ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                         - REVERSE -

                        PROXY BY MAIL

      THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

(1) Approval of an amendment to the Certificate of Incorporation to effect a reverse stock split of not less than 1 for 10 and not more than 1 for 50 and to authorize the Board of Directors to determine which, if any, of these reverse stock splits to effect.

     /  /  FOR      /  /  AGAINST  /  /  ABSTAIN

(2) The transaction of such other business as may properly come before the meeting and any adjournments thereof.

Signature                Signature                Date

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, sign in full corporation name by president or other authorized officer. If a partnership, sign in partnership name by authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.


                         VOTE BY TELEPHONE
                    QUICK *** EASY *** IMMEDIATE

* You can now vote your shares electronically by the telephone.
*  This eliminates the need to return the proxy card.
* Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE
1-800-293-8533
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number.
Follow  the voting instructions to vote your shares.

                 PLEASE DO NOT RETURN THE ABOVE CARD
                     IF YOU VOTED ELECTRONICALLY.